Exhibit 5.3

[LETTERHEAD OF SHAW PITTMAN LLP]

September 3, 2004

Cellu Tissue Holdings, Inc.
3442 Francis Road
Suite 220
Alpharetta, Georgia  30004

Ladies and Gentlemen:

We have acted as special counsel in the Commonwealth of Virginia to Coastal Paper Company, a Virginia general partnership (the “Guarantor”), whose two general partners are, we understand, directly or indirectly owned by Cellu Tissue Holdings, Inc. (the “Company”), in connection with the proposed offer of the Company to exchange $162,000,000 aggregate principal amount of its 9¾% Senior Secured Exchange Notes due 2010 (the “New Notes”) for all of its outstanding 9¾% Secured Senior Notes due 2010 (the “Old Notes”).  We do not represent the general partners of the Guarantor or otherwise represent the Guarantor.  Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Company’s Registration Statement on Form S-4 (the “Registration Statement”), as filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the New Notes.

In rendering this opinion, we have examined and relied upon executed originals, counterparts or copies of such documents, records and certificates (including certificates of public officials and officers of the Company and the Guarantor) as we considered necessary or appropriate for enabling us to express the opinions set forth below and we have assumed the genuineness of all signatures and the legal capacity of all persons signing each document.  In all such examinations, we have assumed the authenticity and completeness of all documents submitted to us as originals and the conformity to originals and completeness of all documents submitted to us as photostatic, conformed, notarized or certified copies.

Based upon and subject to the foregoing, we are of the opinion that the Guarantor has the partnership power and authority to enter into the Guarantee with respect to the New Notes; the execution, delivery and performance of the Guarantee by the Guarantor have been duly authorized by all requisite partnership action on the part of the Guarantor; and the Guarantee, when executed and delivered as contemplated by the Indenture and the Registration Rights Agreement, will have been duly executed and delivered by the Guarantor.

The opinions expressed herein are limited to the partnership laws of the Commonwealth of Virginia, excluding choice of law provisions, in effect on the date hereof as they presently apply and we express no opinion herein as to the laws of any other jurisdiction.

Solely for the purpose of providing its opinion filed as Exhibit 5.1 to the Registration Statement, Proskauer Rose LLP, outside counsel to the Company, may rely upon this opinion with regard to Virginia law.

We hereby consent to the filing of this opinion as Exhibit 5.3 to the Registration Statement.  In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

SHAW PITTMAN LLP

By:	/s/ David Miller
David L. Miller
President